Exhibit 4.5
DESCRIPTION OF REGISTRANT’S SECURITIES
Verde Clean Fuels, Inc. (“Verde Clean Fuels,” “we,” “our,” “us,” or the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Class A common stock, par value $0.0001 par value per share (“Class A Common Stock”), and public warrants, each whole public warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share (the “Public Warrants”).
The following description of capital stock and warrants is based on our Fifth Amended and Restated Certificate of Incorporation (our “certificate of incorporation”), our Amended and Restated Bylaws (our “bylaws”), the Second A&R Registration Rights Agreement, and the Public Warrant-related documents, each of which is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (“Annual Report”). The following description of the material terms of the capital stock and warrants is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to the provisions of applicable law and to our certificate of incorporation, bylaws, Second A&R Registration Rights Agreement and Public Warrant-related documents.
We urge you to read each of our certificate of incorporation, bylaws, the Public Warrant-related documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for more information. Except as otherwise stated, capitalized terms used but not otherwise defined herein shall have the meanings provided in the Annual Report.
Authorized Capital Stock
Our certificate of incorporation authorizes us to issue up to 377,000,000 shares of capital stock, consisting of: (i) 376,000,000 shares of Common Stock, divided into (a) 350,000,000 shares of Class A Common Stock, and (b) 26,000,000 shares of Class C common stock, with the par value of $0.0001 per share (the “Class C Common Stock” and, together with Class A Common Stock, the “Common Stock”); and (ii) 1,000,000 shares of preferred stock, with the par value of $0.0001 per share (the “Preferred Stock”).
Class A Common Stock
Voting Rights
Holders of shares of our Class A Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Under our certificate of incorporation, holders of shares of our Class A Common Stock do not have cumulative voting rights in the election of directors. Under the certificate of incorporation, holders of shares of our Class A Common Stock and Class C Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our certificate of incorporation (including any designation of Preferred Stock) that relates to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the certificate of incorporation (including any designation of Preferred Stock) or required by law.
Dividend Rights
Holders of shares of our Class A Common Stock are entitled to ratably receive dividends when and if declared by our Board of Directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding Preferred Stock.
Liquidation

Upon our liquidation, dissolution, distribution of assets or other winding up, holders of shares of our Class A Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of Preferred Stock.
Other Matters
The shares of Class A Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. All outstanding shares of our Class A Common Stock are fully paid and non-assessable.
Class C Common Stock
Voting Rights
Holders of shares of our Class C Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A Common Stock and Class C Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our certificate of incorporation (including any designation of Preferred Stock) that relates to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the certificate of incorporation (including any designation of Preferred Stock) or required by law.
Dividend and Liquidation Rights
Holders of our Class C Common Stock do not have any right to receive dividends, unless (i) the dividend consists of shares of our Class C Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class C Common Stock paid proportionally with respect to each outstanding share of our Class C Common Stock and (ii) a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock on the same terms is simultaneously paid to the holders of Class A Common Stock. Holders of our Class C Common Stock do not have any right to receive a distribution upon our liquidation or winding up.
Other Matters
The shares of Class C Common Stock have no preemptive rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class C Common Stock. All outstanding shares of our Class C Common Stock are fully paid and non-assessable.
Preferred Stock
Our certificate of incorporation provides that shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock authorized. Our Board is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the designation and issuance of shares of Preferred Stock, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The ability of our Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Although we do not currently intend to issue any shares of Preferred Stock, we cannot assure you that we will not do so in the future.

Authorized But Unissued Capital Stock
As it relates to Class A Common Stock, we will at all times reserve and keep available out of our authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance in connection with the exchange of Class C OpCo Units pursuant to the A&R LLC Agreement, the number of shares of Class A Common Stock that are issuable upon exchange of all outstanding Class C OpCo Units, pursuant to the A&R LLC Agreement.
Certain Anti-Takeover Effects of Provisions of Delaware Law and our Certificate of Incorporation and Bylaws
Certain provisions of our certificate of incorporation and our bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.
These provisions include, among other things:
Corporate Opportunities. Our certificate of incorporation sets forth provisions to regulate and define the conduct of certain of our affairs with respect to certain classes or categories of business opportunities as they may involve any of Intermediate, the non-employee directors or their respective affiliates and the powers, rights, duties and liabilities of us and our directors, officers and stockholders in connection therewith. Under Section 203 of the DGCL, we will be prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of our outstanding voting stock (the “acquisition”), except if: (i) our Board approved the acquisition prior to its consummation; (ii) the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or (iii) the business combination is approved by our Board, and by a 2/3 majority vote of the other stockholders in a meeting.
Written Consent by Stockholders. Under our certificate of incorporation, subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by our stockholders may be effected (i) at a duly called annual or special meeting of our stockholders or (ii) until such time that we are no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1) (the “Controlled Company Event”), by the consent in writing of the holders of a majority of the total voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, in lieu of a duly called annual or special meeting of stockholders.
Special Meeting of Stockholders. Under our certificate of incorporation, subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of our stockholders may be called only by the chairperson of our Board, our chief executive officer, at the direction of our Board pursuant to a written resolution adopted by a majority of the total number of directors that we would have if there were no vacancies, or, until the Controlled Company Event, pursuant to a written resolution adopted by holders of a majority of the total voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Under our certificate of incorporation, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of our stockholders shall be given in the manner and to the extent provided in our bylaws.

Exclusive Forum
The certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our current or former directors, officers, employees or agents to us or our stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against us or any of our directors, officers, employees or agents arising pursuant to any provision of the DGCL the certificate of incorporation or the bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the certificate of incorporation or the bylaws, (v) any action asserting a claim against us or any of our directors, officers, employees or agents that is governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL and (b) the federal district courts shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, this shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions.
Registration Rights
The Second A&R Registration Rights Agreement provides the holders party thereto (the “Reg Rights Holders”) with certain registration rights whereby, at any time, subject to certain lockup restrictions and the other terms and conditions of the Second A&R Registration Rights Agreement, they will have the right to require us to register under the Securities Act certain Registrable Securities (as defined in the Second A&R Registration Rights Agreement). The Second A&R Registration Rights Agreement also provides for piggyback registration rights for the Reg Rights Holders, subject to certain conditions and exceptions. The Second A&R Registration Rights Agreement does not provide for the payment of any cash penalties by us if it fails to satisfy any of its obligations under the Second A&R Registration Rights Agreement.
Warrants
Each whole Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the warrant agreement, a warrantholder may exercise its Warrant only for a whole number of Class A Common Stock. This means only a whole Warrant may be exercised at a given time by a warrantholder. The Warrants will expire on February 15, 2028, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a warrant unless the share of Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.
Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00. Once the Warrants become exercisable, we may redeem the outstanding Warrants:

•in whole and not in part;
•at a price of $0.01 per Warrant;
•at any time after the Warrants become exercisable until the expiration of the Warrants;
•upon a minimum of 30 days’ prior written notice of redemption to each warrantholder;
•if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any period of 30 consecutive trading days commencing at any time after the Warrants become exercisable and ending on the third business day prior to the notice of redemption to warrantholders; and
•if, and only if, there is a current registration statement in effect with respect to the shares of Class A Common Stock underlying such warrants.
We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The redemption criteria for our Warrants have been established at a price which is intended to provide warrantholders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.
The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.
The exercise price and number of shares of Class A Common Stock issuable on exercise of the Warrant may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described herein, the Warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices.
If we issue a notice of redemption of the Warrants, each warrantholder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the shares of Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “—Anti-dilution adjustments”) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.
Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Public Warrants on a cashless basis.
No fractional shares of Class A Common Stock will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise round up to the nearest whole number of the number of shares of Class A Common Stock to be issued to the warrantholder.
Redemption procedures
Warrantholders may elect to be subject to a restriction on the exercise of their Warrants such that an electing warrantholder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such warrantholder would beneficially own in excess of 9.8% of the shares of Class A Common Stock outstanding.
Anti-dilution adjustments
If the number of outstanding shares of Class A Common Stock is increased by a stock dividend paid in shares of Class A Common Stock, or by a split up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Class A Common Stock on account of such shares (or other securities into which the Warrants are convertible) (an “Extraordinary Dividend”), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the Warrant exercise price will be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by our Board, in good faith) of any securities or other assets paid in respect of such Extraordinary Dividend divided by all outstanding shares of the Company at such time (whether or not any shareholders waived their right to receive such dividend).
If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split or reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in the outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted (to the nearest cent) by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrant(s) immediately prior to such event.
The Warrants were originally issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and our predecessor registrant, CENAQ Energy Corp. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Warrants, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the Warrants. The warrant agreement requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding Public Warrants in order to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to this Annual Report, for a complete description of the terms and conditions applicable to the Warrants.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by good certified check or wire payable to the warrant agent, for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Class A Common Stock or any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each warrantholder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
If, upon exercise of the Warrants, a warrantholder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrantholder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction. This exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Our Transfer Agent and Warrant Agent
The transfer agent and registrar for our securities is the Continental Stock Transfer & Trust Company.
Listing of Common Stock
The shares of Class A Common Stock and Public Warrants are listed on Nasdaq under the symbols “VGAS” and “VGASW,” respectively.